Exhibit 99.1
News Release
Wright Medical Group, Inc.
Announces Proposed Offering of
$150 Million Convertible Senior Notes Due 2014
ARLINGTON, Tenn.—(BUSINESS WIRE)—Nov. 19, 2007—Wright Medical Group, Inc. (NASDAQ: WMGI), a global orthopaedic medical device company, today announced that it has filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with a proposed offering, subject to market and other considerations, of $150 million aggregate principal amount of Convertible Senior Notes due 2014. Wright has granted the underwriters the right to purchase up to an additional $22.5 million aggregate principal amount of the notes. The interest rate, conversion rate and other terms of the notes will be determined by negotiations between Wright and the underwriters. The registration statement automatically became effective upon filing because the company is a well-known seasoned issuer.
Wright intends to use the net proceeds from the offering for general corporate purposes, including for acquisitions from time to time.
J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering. Piper Jaffray & Co. is acting as co-manager of the offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of securities may be made only by means of a prospectus. Copies of the prospectus can be obtained from J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, New York, 11245, Tel: (866) 430-0686.
Wright Medical Group, Inc. is a global orthopedic medical device company specializing in the design, manufacture and marketing of reconstructive joint devices and biologics. The Company has been in business for more than 50 years and markets its products in over 60 countries worldwide.
Safe Harbor Statement
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends. The Company wishes to caution readers that actual results might differ materially from those described in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the factors discussed in the Company’s filings with the Securities and Exchange Commission (including the Company’s annual report on Form 10-K for the year ended December 31, 2006), which could cause the Company’s actual results to materially differ from those described in the forward-looking statements. Although the Company believes that the forward-looking statements are accurate, there can be no assurance that any forward-looking statement will prove to be accurate. A forward-looking statement should not be regarded as a representation by the Company that the results described therein will be achieved. The Company wishes to caution readers not to place undue reliance on any forward-looking statement. The forward-looking statements are made as of the date of this press release. The Company assumes no obligation to update any forward-looking statement after this date.
CONTACT: Wright Medical Group, Inc.
John K. Bakewell, 901-867-4527
SOURCE: Wright Medical Group, Inc.